SALE AND PURCHASE AGREEMENT

                             among

1. LIVE Entertainment International Inc. (formerly organized and existing under the laws of the Country of the Netherlands Antilles as LEI-IVE Entertainment N.V.), a private company incorporated and existing under the laws of the State of Delaware, with registered seat in 1209 Orange Street, Wilmington, County of New Castle, Delaware, and having its principal place of business in Van Nuys, California 91406,15400 Sherman Way, Suite 500

     duly represented by its Senior Vice President

                         - hereinafter referred to as "Seller" -

2. Apricot Computer Gesellschaft mbH, a private company with limited liability, incorporated and existing under the laws of Germany, with registered seat in Heusenstamm and having its principal place of business in 63150 Heusenstamm, Berliner
     Str. 2-6, registered with the Commercial Register of the Local Court Offenbach/Main under HRB 5512.


     duly represented by its Managing Director

                      - hereinafter referred to as "Purchaser" -

3. VCL/Carolco Communications B.V., a private company with limited liability, incorporated and existing under the laws of The Netherlands, with registered seat in Rotterdam and having its place of business in 3055 AE Rotterdam, Chabotlaan 165, registered in the Commercial Register of the Chamber of Commerce and Industries in Rotterdam under No. 183 242, duly represented by its Managing Director

                       - hereinafter referred to as "LIVE B.V." -

4. VCL/Carolco Communications GmbH, a private company with limited liability, incorporated and existing under the laws of Germany, with registered seat in Munchen and having its principal place of business in 81829 Munich, Martin-Kollar-Str. 1, registered with the Commercial
     Register of the Local Court Munich under HRB 71394

     duly represented by its Managing Director Gunther Detlef Ruth

                            - hereinafter referred to as "VCL" -

5.   Gunther Detlef Ruth, 2, Rue Honore Labande, Monte Carlo, Monaco

                           - hereinafter referred to as "Ruth" -

                            RECITALS


WHEREAS the parties to this Agreement and LIVE Entertainment Inc. and LIVE Home Video Inc. have executed that certain Heads of Agreement dated February 15/16, 1995, setting out the general terms and conditions of, among other things, the sale and purchase of the shares held by Seller in LIVE B.V. to Purchaser and WHEREAS pursuant to the general terms and conditions set forth in said Heads of Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to the sale and purchase of the shares of LIVE B.V. THEREFORE, the parties hereto enter into the following Agreement:

                           Section 1
           Object of the Sale and Purchase Agreement

The Seller is the sole shareholder of LIVE B.V., a private company with limited liability, incorporated and existing under the laws of The Netherlands, with registered seat in Rotterdam and having its place of business in 3055 AE Rotterdam, Chabotlaan 165, registered in the Commercial Register of the Chamber of Commerce and Industries in Rotterdam under No. 183 242. LIVE B.V. has an authorized share capital of 500,000. -- NLG (in words:
Five Hundred Thousand Dutch Guilders. The entire issued share capital of LIVE B.V. amounts to 100,000.-- NLG (in words: One Hundred Thousand Dutch Guilders) divided into 1000 shares, each with a par value of 100.-- NLG (in words: One Hundred Dutch Guilders) and numbered one to 1000 inclusive. The share capital of LIVE B.V. is fully paid up.

                           Section 2
                         Sale of Shares

(1) The Seller hereby agrees to sell all the issued shares held by it in LIVE B.V. that are listed in Section 1 above to the Purchaser, such sale to be effective as of the Closing Date as defined in Section 4 below, subject to the satisfaction of the conditions set forth in such Section.

(2) The Purchaser hereby accepts the offer to purchase contained in Section 2 para (1).

(3)  The transfer of the shares shall be effected at the Closing
     Date by the signing of a transfer agreement to be signed and notarized before a Dutch notary public which shall be governed by the laws of The Netherlands in the form set out in

                           Exhibit 1

     which forms an integral part of this Agreement.

(4) The sale and transfer of the shares shall be subject to the conditions precedent of (a) the payment of the Purchase Price by the Purchaser pursuant to Section 3 of this Agreement and (b) the receipt by Seller of the Initial Purchase Price in the amount of US $ 4,344,066.-- (in words: US Dollar Four Million Three Hundred Forty-Four Thousand Sixty-Six) as set out in Section 3 para 2 lit
     (a) of the Sale and Assignment of Accounts Receivable Agreement between Seller, Ruth and LIVE B.V. of even date herewith, and (c) the compliance by VCL in all respects with all of VCL's obligations arising prior to the Closing Date, including payment obligations, under those three (3) certain Deal Memos, each dated February 16, 1995 between LIVE Film and Mediaworks Inc. ("LFM") and VCL, relating to the motion pictures titled "Wagons East!", "The Beans of Egypt, Maine" and "Goldy III: The Magic of the Golden Bear", as each of the same shall have been restated, amended, replaced or superseded from time to time, including VCL's unconditional payment to LFM on or before the Closing Date of a portion of the minimum guarantee due under each of (i) the aforesaid license of "Wagons East!"
     in an aggregate amount not less than US $ 466.666,-- (in words: US Dollar Four Hundred Sixty-Six Thousand Six Hundred Sixty-Six), (ii) the aforesaid license of "The Beans of Egypt, Maine" in the amount of US $53,333.-- (in words: US Dollar Fifty-Three Thousand Three Hundred Thirty-Three), (iii) the aforesaid license of "Goldy III: The Magic of the Golden Bear" in the amount of US $ 46,666.-- (in words: US Dollar Forty-Six Thousand Six Hundred Sixty-Six), and (d) the compliance by VCL in all respects with all of VCL's obligations arising prior to the Closing Date, including payment obligations under the LIVE International Video Distribution Agreement dated as of November 1, 1995, effective retroactively to January 1, 1995 between LFM and VCL, and (e) the compliance by VCL, Purchaser and Ruth in all respects with all of their obligations under that certain Agreement Related to Stock and Receivables Sale of even date herewith, among VCL, Purchaser, Ruth, Seller, LIVE B.V., LIVE Entertainment Inc. ("LIVE US") and LIVE Home Video Inc. ("LHV") (all agreements referred to in lit. (b) through lit. (e) above being hereinafter referred to as the "Related Agreements").

(5) The Seller shall be entitled to the profits of the current business year of LIVE B.V., if any, until the Closing Date and to undistributed profits, if any, of preceding business years. The Purchaser shall be entitled to the profits of LIVE B.V., if any, from the Closing Date until the end of the current business year.

                           Section 3
                         Purchase Price

(1) In consideration for the sale and transfer of the shares, the Purchaser shall pay the sum of US $1 (in words: US
     Dollar One), payable on the Closing Date, to Seller ("the
     Purchase Price"),:

(2) With respect to the Purchase Price, the Purchaser shall not have any right of set-off, cross-collateralization or any right of retention under this Agreement, under the Related Agreements, or under any other Agreements between Seller and Purchaser.

                           Section 4
                          Closing Date

Subject to the satisfaction of all of the conditions precedent described in Section 2, para (4) above, the sale and purchase shall be effective as of November 6, 1995, 12.00 hours, Central
European Time.


                           Section 5
                 Representations and Warranties

(1)  The Seller represents and warrants that at the Closing Date

     (a) LIVE B.V. is a duly incorporated and existing private company with limited liability under the laws of The
          Netherlands;

     (b)  The share capital of LIVE B.V. is fully paid up;

     (c) The Articles of Association of LIVE B.V. which are attached hereto as

                           Exhibit 2

          are in their presently valid and binding form and no shareholders' resolutions have been made which would amend the Articles of Association.

     (d) The shares in LIVE B.V. are not pledged, encumbered or otherwise disposed of and - for the time prior to the acquisition of the shares in LIVE B.V. by Seller, to the best of the Seller's knowledge - no third parties have any rights whatsoever regarding the shares in LIVE B.V.

     (e) The balance sheet of LIVE B.V. as of June 30, 1995, which is attached hereto as

                           Exhibit 3,

          has been established in accordance with U.S. generally accepted accounting principles (GAAP) and that no claims of and liabilities vis-a-vis third parties or Seller or Seller's subsidiaries or associated companies exist that are not reflected in such balance sheet. Seller gives no other representations and warranties with respect to the balance sheet of LIVE B.V. as of June 30, 1995. It is specifically understood and agreed between the parties to this Agreement that Seller in no event shall be liable for the collectability of the receivable shown in the balance sheet of LIVE B.V. as of June 30, 1995, as "Intercompany Receivable - VCL" and the valuation of LIVE B.V.'s shareholding in VCL shown in the balance sheet as "Investment in VCL/Carolco GmbH". Purchaser acknowledges and confirms that he has positive knowledge of the fact that pursuant to the Sale and Assignment of Accounts Receivable Agreement between Seller, Ruth and LIVE B.V. of even date herewith, the receivable shown in the balance sheet of LIVE B.V. as of June 30, 1995 as "Intercompany Payable - LIVE" has been sold and assigned to Ruth.

     (f) Subject to the full execution of the Supplementary Deed referred to in Section 5 para 1 lit (g) below, LIVE B.V. holds the following shares in VCL, domiciled in Munich and registered with the Commercial Register of the Local Court Munich under HRB 71394:

          One share in the nominal amount of DM 102,000.-- (in words: Deutsch Marks One Hundred Two Thousand);

          One share in the nominal amount of DM 60,000.-- (in words: Deutsch Marks Sixty Thousand);

          One share in the nominal amount of DM 50,000.-- (in words: Deutsch Marks Fifty Thousand);

          One share in the nominal amount of DM 30,000.-- (in words: Deutsch Marks Thirty Thousand); and

          One share in the nominal amount of DM 1,000.-- (in words: Deutsch Marks One Thousand).


     (g)  As of even date herewith, LIVE Entertainment Inc.,
          Purchaser, LIVE B.V., Ruth and Ms. Sibylle Kurz have signed before a notary public that certain Supplementary Deed, to inter alia, clarify the shareholding of Seller and Purchaser in VCL. Purchaser is aware that such Supplementary Deed requires the consent of VCL International Leisure B.V. to be in full force and effect. Seller does not give any representation or warranty whatsoever as to the willingness of VCL International Leisure B.V. to consent to Supplementary Deed to clarify the shareholding in VCL as aforesaid.

     (h) No lawsuits or administrative proceedings are pending or - to the best of the Seller's knowledge - threatened in which LIVE B.V. is a party.

     (i) The present directors of LIVE B.V. will be removed without undue delay after the signing of this Agreement.

(2) The representations and warranties given in para (1) lit (a) - (i) of this Section 5 are final and conclusive; Seller does not give any further representations and warranties.


                           Section 6
                      Liability of Seller

(1) In the event that any representation and/or warranty given in Section 5 of this Agreement is wholly or partly incorrect, if the Purchaser was not aware of such incorrectness upon conclusion of this Agreement or if Purchaser's ignorance of such incorrectness was not the result of gross negligence, and if Purchaser has incurred any losses through the incorrectness of such representations and warranties, then Purchaser, by sending a registered letter setting a deadline of not less than four weeks upon receipt of such registered letter by Seller, shall be entitled to demand Seller to comply with its representations and warranties. In the event that after the expiration of such deadline, Seller has not complied with its representations or warranties, Purchaser shall be entitled solely to demand damages in cash pursuant to the provisions of the German Civil Code ("Burgerliches Gesetzbuch").

(2) The liability of Seller under this Agreement shall be limited to the amounts received by Seller from Purchaser pursuant to Section 3 of this Agreement and to the amounts received by Seller under Section 3 of the Sale and Assignment of Accounts Receivable Agreement among Seller, Ruth and LIVE B.V. of even date herewith, provided, however, that in no event the liability of Seller under this Agreement shall exceed the Purchase Price actually received under this Agreement and under the Sale and Assignment of Accounts Receivable Agreement minus any amount actually paid or to be paid by Seller under
     Section 6 of the Sale and Assignment of Accounts Receivable Agreement, i.e. the liability of Seller under both Agreements shall be limited to the amount received by Seller from the sales under both Agreements.

(3) In respect of all matters regulated in paras (1) and (2) of this Section 6, all other statutory and contractual rights, claims and remedies, including, but not limited to rescission, reduction of the purchase price, revocation, damages for default, non-performance, breach of contract ("Positive Vertragsverletzung"), culpa in contrahendo, or any other legal ground whatsoever, as well as any claims arising out of the doctrine clausula rebus sic stantibus shall be excluded to the extent such exclusion is permitted by mandatory law.

(4) In respect of any mutual obligations arising out of this Agreement and which are not regulated in paras (1) - (2) of this Section 6, the respective claimant has a right to claim specific performance or damages for default, non-performance or for defective performance in accordance with statutory law, provided this Agreement does not provide otherwise. However, any rights to rescind or terminate this Agreement under statutory law shall be excluded.


                           Section 7
                           Conditions

(1) Seller, but not Purchaser, shall have the right to waive any of the conditions precedent to the Closing Date set forth in Section 2, para (4) above.

(2) In the event that the Closing Date does not occur because of the failure of any of the conditions precedent to the Closing Date set forth in Section 2, para (4) above, and in the event that such failure occurs as a result of the default by any of Purchaser, VCL, or Ruth or Apricel: hereunder or under any of the Related Agreements, then Purchaser shall be deemed to have defaulted in its obligations hereunder.

(3) In the event that the Closing Date does not occur because of the failure of any of the conditions precedent to the Closing Date set forth in Section 2, para (4) above, and in the event that such failure occurs as a result of the default by any of Seller, LIVE US, LHV, LFM or LIVE B.V. hereunder or under any of the Related Agreements, then Seller shall be deemed to have defaulted in its obligation hereunder.

                           Section 8
                      Consultation Rights/
    Participation of Seller in In- and Out-of-Court Disputes

(1) From and after the Closing Date, all of the parties hereto agree to remain reasonably available to consult with the other parties hereto and to cooperate fully with any reasonable requests for information from the other parties with respect to, without limitation, any inquiries, investigations, claims, demands, suits, actions or other proceedings which have been brought or which may hereafter be brought by any third party against any of the parties hereto. None of the parties hereto shall be obligated to pay or incur any out-of-pocket costs in connection with their consultation and cooperation obligations pursuant to this Section
     8, para (1). Further, the parties hereto agree to provide each other with all information and to cooperate in the transaction of all business and legal acts necessary for the implementation of this Agreement.

(2) Seller shall at its own cost be entitled to participate in all disputes between Purchaser and third parties, to the extent that these disputes pertain to the rights of third parties in the issued shares listed in Section 1 of this Agreement, or where the dispute could result in any claim for damages by Purchaser vis-a-vis Seller.


                           Section 9
                     Change of Company Name

(1) Purchaser hereby obligates itself to change the company name of LIVE B.V. after the Closing Date to remove the term
     "Carolco" therefrom as soon as is reasonable practical, but in any event effective and registered on or before March 31, 1996 and to cause the then managing director of LIVE B.V. to register such name change with the Commercial Register of the Chamber of Commerce and Industries.

(2) Purchaser shall exercise its corporate powers to cause LIVE B.V., and LIVE B.V. and Ruth hereby obligate themselves, to vote in a shareholder's meeting to change the company name of VCL to remove the term "Carolco" therefrom as soon as is reasonable practical, but in any event effective and registered on or before March 31, 1996 and to cause the then managing director of VCL to register such name change with the Commercial Register of the Local Court.

(3) Purchaser, LIVE B.V. and Ruth herewith acknowledge explicitly that they are jointly and severally obligated to indemnify Seller and/or the shareholders of Seller, as the case may be, from and against any losses, including, but not limited to the payment of damages, resulting from any violation of the obligations contained in the foregoing paras
     (1) and (2) of this Section 9.


                           Section 10
                      Statutory Limitation


(1) All rights of Purchaser vis-a-vis Seller arising from breach of a representation or warranty given in Section 5 of this Agreement shall be time-barred 1 year after the Closing
     Date. All other rights of Purchaser vis-a-vis Seller arising out of this Agreement shall be time-barred in accordance with the relevant statutory provisions of the German Civil Code, but not earlier than one year after the Closing Date.

(2) All rights of Seller vis-a-vis Purchaser arising out of this Agreement shall be time-barred in accordance with the relevant statutory provisions of the German Civil Code, but not earlier than one year after the Closing Date.

(3) The provisions of the German Civil Code shall apply with respect to the suspension and interruption of the period of limitation ("Hemmung oder Unterbrechung der Verjahrung").

                           Section 11
                             Costs

Each party shall bear its own costs as well as the cost of its advisors incurred in connection with the signing and execution of this Agreement, except for the costs of the notarization of the transfer of the shares in LIVE B.V, which shall be borne by Purchaser.


                           Section 12
                            Notices

Save as provided otherwise herein, all notices, requests, demands and other communication required or permitted hereunder shall be in writing (including facsimile transmissions) and delivered to the following addressees:

(a) If to Seller:

     LIVE Entertainment International Inc.
     15400 Sherman Way, Suite 500,
     Van Nuys, California 91406, USA
     Attention: General Counsel

     with copy to

     Beiten Burkhardt Mittl & Wegener
     Attn: Mr. Gerhard Schmidt/Mr. Stephan Grauke
     Arndtstr. 28
     60325 Frankfurt/Main, Germany

(b)  If to Purchaser:

     Apricot Computer Gesellschaft mbH
     Berliner Str. 2-6,
     63150 Heusenstamm, Germany

     Attn: Managing Director

(c)  VCL/Carolco Communications B.V.,
     Chabotlaan 165
     3055 AE Rotterdam, The Netherlands

     Attn: Managing Director

     with copy to

     Schutte & Jorna
     Parklaan 46
     3016 BC Rotterdam, The Netherlands

     Attn: Mr. Hans Schutte

 (d) VCL/Carolco Communications GmbH
     Martin-Kollar-Str. 1
     81829 Munich, Germany

     Attn: Managing Director

(e)  Gunther Detlef Ruth
     2, Rue Honore Labande
     Monte Carlo, Monaco

     with copy to

     Heiss & Partner
     Attn: Dr. Christoph Keim
     Brienner Str. 1
     80333 Munchen, Germany

or at such other place or places or to such other person or persons as such party shall designate by 7 (in words: seven) days' prior written notice to the other parties hereto.

                           Section 13
                           Assignment

This Sale and Purchase Agreement shall be binding upon, and inure to the benefit of, all of the parties hereto and their respective heirs, executors, personal administrators, successors and assignees, and the provisions hereof that are required and/or permitted to be performed following the Closing Date shall specifically survive the Closing Date.

                           Section 14
                       Form/Counterparts

(1) Amendments and supplements to this Agreement shall be made in writing, unless there is a statutory requirement for the legal form of notarization. This shall also apply to the waiver of this written form requirement.

(2) This Sale and Purchase Agreement may be executed in two or more counterparts, all of which taken together shall constitute an original document.


                           Section 15
               Governing Law Clause/Jurisdiction

(1) This Sale and Purchase Agreement shall be governed by and construed in accordance with the laws of the Federal
     Republic of Germany, except for the transfer of the shares in LIVE B.V. which shall be governed by and construed in accordance with the laws of The Netherlands. For the avoidance of doubt, the parties to this Agreement herewith agree that the question as to whether the balance sheet of LIVE B.V. as of June 30, 1995 has been established in accordance with U.S. generally accepted accounting principles (GAAP) shall be governed by and construed in accordance with California law.

(2) To the extent permitted by mandatory law, exclusive place of jurisdiction for all disputes arising out of or in connection with this Agreement shall be Munich.


                           Section 16
                      Severability Clause

Should any provision of this Agreement or an application thereof be or become invalid, illegal or unenforceable, in whole or in part, or if there is an omission in this Agreement, then the validity of the remaining provisions shall not in any way be affected or impaired thereby. The invalid, illegal or unenforceable provision or the omission shall be replaced by such valid and enforceable provision that comes - to the extent legally permissible - as close as possible to what the parties would have intended if they had considered the matter.


IN WITNESS WHEREOF, the parties hereto have executed this Sale and Purchase Agreement as of the dates set forth opposite their respective signatures.


     Munich, November 6, 1995          Munich, November 6, 1995

     LIVE Entertainment                Apricot Computer GmbH
     International Inc.

     By: ______________________        By:  _____________________
     Steven E. Mangel                  Managing Director
     Senior Vice President

     Rotterdam, November 6, 1995       Munich, November 6, 1995

     VCL/Carolco Communications B.V.   VCL/Carolco Communications
                                       GmbH


     By: _____________________          By:______________________
     Arie Mout                          Gunther D. Ruth
     Managing Director                  Managing Director



     Munich, November 6, 1995

     Gunther Detlef Ruth

     _________________________

TRANSFER OF SHARES                                WvE/KB
                             Draft


This _ day of _ nineteen hundred and ninety-five, appeared before me, "Meester" Theodorus Sijbrand Othmar Maria van Eijck, civil law notary, practising at Rotterdam:
Mr. _ , according to his statement hereby acting as proxy, authorized in writing of :
1. LIVE Entertainment International Inc., a company organized and existing under the laws of the state of Delaware (United
     States of America), with registered office in Wilmington, County of New Castle, Delaware (United States of America), having its principal place of business in Van Nuys, California 91406 (United States of America), 15400 Sherman Way, Suite
     500, and as such hereby representing this company; hereinafter also to be referred to as: "the Transferor";
2. Apricot Computer Gesellschaft mbH, a company organized and existing under the laws of Germany, with registered office in Heusenstamm (Germany), having its principal place of business in 63150 Heusenstamm (Germany), Berliner Strasse 2-
     6, and as such hereby representing this company; hereinafter also to be referred to as: "the Transferee";
3. VCL/Carolco Communications B.V., a private company with limited liability, organized and existing under the laws of the Netherlands, with registered office in Rotterdam (The Netherlands), having its place of business in 3055 AE Rotterdam (The Netherlands), Chabotlaan 165, and as such hereby representing this company; hereinafter also to be referred to as: "the Company".
The person appearing as aforesaid made the following statements:
I    PURCHASE, SALE AND TRANSFER
     The Transferor has sold and hereby transfers to the Transferee, and the Transferee has bought and hereby accepts from the Transferor: one thousand (1,000) shares, numbers 1 up to and including 1,000, of a nominal value of ONE HUNDRED DUTCH GUILDERS (NLG 100.--) each -hereinafter jointly to be referred to as: "the Shares"- in the capital of the Company. The
     Shares are fully paid up and constitute the entire issued share capital of the Company.
     The aforesaid agreement of sale and purchase has been laid down in a private instrument, dated _ nineteen hundred and ninety-five. Any and all provisions therein which may still have effect shall remain in force.
II   PURCHASE PRICE
     The Shares have been purchased for the aggregate price of ONE UNITED STATES DOLLAR (US$. 1.--), which purchase price has been received by the Transferor and for which payment acquittance is hereby given and accepted.
III  ACQUISITION BY TRANSFEROR
     The Shares were acquired by the Transferor (formerly a limited company organised and existing under the laws of the Netherlands Antilles, named: LEI-IVE Entertainment N.V.) on the twenty-fifth day of April nineteen hundred and ninety, by means of a private instrument of which a photostatic copy has been attached to the original of this deed. As appears from the last mentioned private instrument, the Company acknowledged that transfer on the same date.
IV   COSTS
     All notarial costs incidental to this transfer of the Shares shall be for the account of the Transferee.
V    WAIVER
     The Transferor and the Transferee hereby waive the right to seek and/or obtain rescission or avoidance of this transfer of shares.
VI   RESTRICTIONS ON SHARE TRANSFERS
     The restrictions on share transfers contained in the articles of association of the Company are of no effect since the Transferor is the sole shareholder of the Company and the aforesaid restrictions do not contain a prior approval requirement.
ACKNOWLEDGEMENT
Thereupon, the appearer, acting herein in his capacity of proxy of the Company, stated that the Company hereby acknowledges this transfer of shares in its capital as recorded in this deed and that the Company shall ensure that the transfer of the Shares and the acknowledgment of this transfer shall forthwith be entered in the register of shareholders.
POWERS OF ATTORNEY
I, civil-law notary, have been shown sufficient evidence to prove the existence of the aforesaid powers of attorney. Said powers of attorney have been issued in writing and will be appended to the original of this deed.
The appearer is known to me, civil-law notary. Whereof this deed has been passed in original at Rotterdam on the date figuring in the beginning of this deed.
After the substance of this deed had been made known to the appearer, the latter has declared to have taken notice of the contents of this deed and not to wish the deed to be read out in full.
Thereupon this deed, after having been read out partly, was signed by the appearer and by me, the notary.




I, Andrew Michael MELLOR, a sworn English translator, of 133 De Lairessestraat, 1075 HJ Amsterdam The Netherlands, CERTIFY that the document in English attached hereto is a full, true and faithful translation of the continuous text of the Articles of Association of VCL/Carolco Communications B.V., a copy of the Dutch original of which is attached to the translation.



WITNESS my hand and seal, this 21st day of November 1991.


A.M. Mellon




216.23.7006/rjfb

Full and continuous text of the Articles of Association of VCL/Carolco Communications B.V., whose registered office is in Amterdam, as altered by instrument of 17 January 1991 executed before R.J.F. Blokhuis, LL.M., Civil Law Notary in the city of
Amsterdam.

no. B.V. 84.967

Name and registered office
Article 1
The name of the Company is:
VCL/Carolco Communications B.V.
It has its registered office in Rotterdam.
Objects
1.   The objects for which the Company has been established are:
     a. to participate in, cooperate with, acquire, to hold and dispose of, and to conduct the management of or otherwise take an interest in and to finance companies and enterprises, to act as holding company, to grant and contract loans, to perform all types of financial transactions, and to grant securities for debts of other companies and enterprises, irrespective of whether or not they are affiliated with the Company in a group;
     b. to purchase and sell, hold, manage and commercially exploit, to acquire and grant licenses and sub-licenses relating to films, video films and video-cassettes and other picture and sound carriers and the attendant rights, and to rent and lease films, video-films and video-cassettes and other picture and sound carriers and programmes for showings in cinemas and on video screens, both indoors and outdoors, broadcasting on television or commercial exploitation through other means of communication.
2. The objects described in the preceding paragraph shall include any other activity or business which may in the widest sense pertain or relate to or serve to further any of these objects.
3. In pursuing its objects, the Company shall also take into account the interests of the group of companies and enterprises with which it is affiliated.
Duration
Article 3
The Company has been established for an indefinite period of time.
Capital
Article 4
The authorized capital of the Company is five hundred thousand
Dutch Guilders (NLG 500,000), divided into five thousand (5,000) shares of one hundred Dutch Guilders (NLG 100) each, one thousand shares of which have been issued.
Shares; Register of Shareholders
Article 5
1. The shares shall be registered shares and shall be numbered consecutively from 1 upwards.
2.   No share certificates shall be issued.
3. The Board of Directors shall keep a register of shareholders as referred to in Section 194 of Book 2 of the Netherlands Civil Code.
Issue of shares
Article 6
1. Shares held by the Company in its own capital shall be issued and transferred by resolution of the General Meeting of Shareholders, which shall also determine the conditions.
2. The preceding paragraph shall mutatis mutandis apply to the granting of rights to take shares, but shall not apply to the issue of shares to persons exercising a previously acquired right to take shares.
3. Upon the taking of shares the nominal amount must be paid in respect thereof. It may be stipulated that part, three-quarters maximum, of the nominal amount does not need be paid until the Company so demands; the resolution thereto shall be taken by the General Meeting of Shareholders.
4. The General Meeting of Shareholders may determine that payment on shares may be made in kind.
Pre-emptive right
Article 7
Upon the issue of shares and upon the transfer of shares held by the Company in its own capital, the shareholders shall have a pre-emptive right pro rata to the number of shares held by each shareholder. The shareholders shall not have a pre-emptive right in those cases in which they are denied this right by provisions of peremptory law.
Acquisition and withdrawal of shares
Article 8
1. The acquisition by the Company of partly-paid shares in its own capital is null and void.
2. The Company may acquire fully paid shares in its own capital, but either for no consideration or if:
     a. its shareholders' equity, reduced by the acquisition price, is not less than the paid-up share capital together with the amount of such reserves as it is required to maintain by law or by these Articles of Association; and
     b. the nominal value of the shares to be acquired and the shares in its capital already held by the Company and its subsidiaries does not exceed one half of the issued capital of the Company.
     The validity of an acquisition shall be decided on the basis of the shareholders' equity of the Company as shown in its most recently adopted balance sheet, less the aggregate of the acquisition price of shares in the capital of the Company and distributions of profits or reserves to third parties which became due by the Company and its subsidiaries after the balance sheet date.
     In the event that more than six months of a financial year have passed without the annual accounts having been adopted, the Company shall not be allowed to acquire its own shares in accordance with this Article. In this Article the term shares shall also include receipts thereof.
3. The preceding paragraphs of this Article 8 shall not apply to shares which the Company shall acquire by universal succession of title.
4. Loans with a view to the taking or acquiring of shares in its capital may be granted by the Company up to the amount of its distributable reserves.
5. The General Meeting of Shareholders may decide to reduce the issued capital by withdrawing shares or by reducing the amount of shares by alteration of the Articles of Association. This resolution should designate the shares to which the resolution relates and it should regulate the implementation of the shares. The sum of the paid and called-up part of the capital may not be less than the minimum capital prescribed at the time of the resolution.
Undivided rights to a share
Article 9
If several persons have undivided rights to a share, such persons may only exercise those rights by having themselves represented vis-a-vis the Company by one person.
Delivery of title to shares
Article 10
Delivery of title to shares shall require a deed of transfer which must either be served on the Company, or acknowledged by the Company in writing on the submission of such deed to the Company. The transfer of partly-paid shares may only be acknowledged if there is a deed of transfer with an officially recorded or otherwise fixed date.
Transfer of shares
Article 11
1. A shareholder who wishes to transfer shares shall offer these for sale to the other shareholders, all of whom have a pre-emptive right.
2. If more shares are applied for than the number of shares offered the Board of Directors shall allot the shares in proportion to the existing shareholding of each prospective purchaser, to the extent possible.
3. The transferor and the shareholder(s) to whom shares were allotted shall consult about the price to be paid for all shares offered. If within six weeks this consultation has not resulted in full agreement on all shares, the price for all those shares shall be determined by three experts, one of which shall be a chartered accountant or another expert as referred to in Section 393 of Book 2 of the Netherlands
     Civil Code or accountant-consultant, to be appointed, at the request of the initiating party, by the County Court in whose district the Company has its registered office, save for the appointment of one or more experts by the parties by mutual agreement.
4. The transferor shall at all times have the right to withdraw his offer, provided he shall do so no later than one month after he has been notified of the prospective purchasers to whom he can sell all shares to which the offer relates and at which price.
5. As soon as it has been established that not all shares offered will be purchased against payment in cash by the person(s) to whom these shares were offered under the provisions of this Article 11, the transferor shall be free to dispose of the shares to one or more third parties, provided that it concerns all shares and that they are transferred within three months after this has been established and provided that the transferor has not withdrawn his offer prior thereto.
6.   If:
     a.   a shareholder dies;
     b. a shareholder is wound up or is declared bankrupt or is granted a moratorium of payments, is placed under compulsory guardianship or in any other way loses the free control of his property;
     c. the community of property into which a shareholder was married and which includes his shares is dissolved and the shares are not within twenty-four months thereafter allotted and delivered to the original shareholder;
     d. upon the division of any other community of property which includes the shares, the shares are allotted to another person than in whose name the shares were wholly or partially registered;
     e. a legal person, general partnership, limited partnership or any other company which owns one or several shares is wound up, ceases to exist or is dissolved by court order;
     the shares must be offered for sale to the other shareholders.
     The provisions of the preceding paragraphs of this Article shall mutatis mutandis apply to the extent possible, however, it being understood that the transferor shall never have the right to withdraw his offer and that, if the event occurs mentioned in the preceding paragraph, the transferor shall only be free to transfer the shares offered as determined in that paragraph, if upon offering the shares he stated that he did not wish to retain the shares; failing such statement the transferor shall only have the right to retain the shares.
7. If a shareholder who is obliged to offer shares for sale fails to comply with any obligation under this Article, despite being demanded thereto by the Company, including that to transfer shares, the Company shall be irrevocably authorized to fulfill these obligation(s) for and on behalf of the person concerned. From the moment that and as long as a shareholder is in default, the right to vote and the right to attend meetings attached to his shares may not be exercised and the attached right to dividend shall be suspended; if the Company uses the authorization granted to it, the shareholder can again exercise the said rights.
8. The preceding paragraphs of this Article shall apply to all cases of transfer and devolution of shares, except the devolution of shares as a result of the joining of estates by virtue of the law of matrimonial property.
Management
Article 12
1. The Company is managed by a Board of Directors consisting of one or several Directors.
2. The Directors shall be appointed by the General Meeting of Shareholders.
3. Directors may be suspended or removed from office by that Meeting at any time.
     Resolutions concerning the suspension or removal from office of Directors shall be passed by the General Meeting of Shareholders by a majority of at least two-thirds of the votes cast, representing more that one half of the issued capital.
Article 13
1.   Each Director shall be authorised to represent the Company.
     However, in the event that a Director has a conflict of interest with the Company, a person to be designated by the General Meeting shall be authorized to represent the Company.
2. In the event that one or more Directors shall cease to hold office from any cause or be unable to act, the remaining
     Directors or Director shall be temporarily entrusted with the entire management. In the event that all Directors or the only Director shall cease to hold office from any cause or be unable to act, the management shall temporarily be entrusted to the person designated for an indefinite period of time for that purpose by the General Meeting of Shareholders.
3. The General Meeting of Shareholders has the power to determine that certain executive decisions shall require its prior approval. The executive decisions concerned shall be carefully described in the resolution by the General Meeting of Shareholders.
4. The General Meeting of Shareholders shall decide on the performance of legal acts as referred to in Section 204, subsection 2 of Book 2 of the Netherlands Civil Code.
General Meeting of Shareholders
1. The General Meetings of Shareholders shall be held in the municipality where the Company has its registered office.
2. Each year at least one Annual General Meeting of Shareholders shall be held within six months after the end of the financial year.
Article 15
1.   Each share carries the right to cast one vote.
2. Votes on business matters shall be taken by voice, but votes concerning persons shall be taken by secret ballot, unless the Chairman adopts another manner of voting and none of the persons present at the Meeting objects thereto.
3. Unless depositary receipts for shares have been issued with the cooperation of the Company or unless there are persons who have the same rights as the law confers upon holders of such receipts, resolutions may also be passed outside
     Meetings. A resolution passed outside a Meeting may be passed only by unanimous vote of all shareholders. The votes may only be cast in writing - by telegram or telex included.
Financial year, annual accounts and distribution of profit
Article 16
1. The financial year of the Company shall coincide with the calendar year.
2. Each year within five months after the end of the financial year, save where this period is extended by a maximum of six months by the General Meeting of Shareholders on account of special circumstances, the Board of Directors shall draw up annual accounts, and shall submit these to the General
     Meeting of Shareholders. Unless Section 403 of Book 2 of the Netherlands Civil Code applies to the Company, the Board of Directors shall also draw up the annual report within this period.
3. The annual accounts shall be adopted by the General Meeting of Shareholders. The adoption by the General Meeting without reservation shall constitute a discharge from liability of the Directors, without prejudice to the provisions of Section 248 of Book 2 of the Netherlands Civil
     Code.
4. The profit shall be at the disposal of the General Meeting of Shareholders.
5. The Company may make distributions to its shareholders only if and to the extent that the Company's equity capital exceeds its paid and called-up capital increased by the amount of the reserves which it is required to maintain by law or by these Articles of Association.
6. Profit may be distributed only after adoption of the annual accounts evidencing that such distribution is allowed.
7. The Company may decide to pay an interim dividend, provided always that paragraph 5 of this Article 16 is complied with.
     Resolutions to pay an interim-dividend shall be passed by the Board of Directors.
Alteration of Articles of Association; Winding-up and Liquidation
1. Motions to alter these Articles of Association or to wind up the Company must be passed by a majority of at least two-thirds of the votes cast, representing more than one half of the issued capital.
2. If the Company is wound up its liquidation shall be carried out by the Board of Directors, unless determined otherwise by the General Meeting of Shareholders pro rata to the amount paid up on each one's shares.

(signed by R.J.F. Blokhuis)
Amsterdam, February 1991

                                                          Exhibit 3

                                   13-Jul-95

VCL/CAROLCO COMMUNICATIONS B.V.
AMOUNTS DENOMINATED IN NETHERLAND GUILDER'S

ASSETS                       BALANCE AT                        BALANCE AT
                             DECEMBER 31,1994   1995 ACTIVITY  JUNE 30, 1995

CASH                                   97,295      (97,295)             0
INVESTMENT IN VCL/CAROLCO Gmbh    (13,595,979)   8,527,788     (5,068,191)
INTERCOMPANY RECEIVABLE - VCL      31,424,480      131,361     31,555,841

TOTAL ASSETS                       17,925,796    8,561,854     26,487,650

LIABLITIES AND EQUITY

INTERCOMPANY PAYABLE - LIVE        35,294,598      246,002     35,540,600


COMMON STOCK                          100,000                     100,000
RETAINED EARNINGS                 (17,468,802)   8,315,851     (9,152,951)
TOTAL EQUITY                      (17,368,802)   8,315,851     (9,052,951)

TOTAL LIABLITIES AND EQUITY        17,925,796    8,561,853     26,487,649

                                            0           (0)            (0)

INVESTMENT INCOME/(LOSS) - VCL                   8,527,788
INTEREST INCOME


MANAGEMENT FEES
MISC./OTHER                                         211,937

INCOME/(LOSS)                                     8,315,851


                                us dollars

ASSETS                       BALANCE AT                        BALANCE AT
                            DECEMBER 31, 1994   1995 ACTIVITY  JUNE, 30 1995

CASH                                   58,183     ($58,183)            $0
INVESTMENT IN VCL/CAROLCO Gmbh     (7,124,436)   5,501,799     (1,622,637)
INTERCOMPANY RECEIVABLE - VCL      17,798,247       84,749     17,882,996

TOTAL ASSETS                      $10,731,994   $5,528,365    $16,260,359

LIABLITIES AND EQUITY

INTERCOMPANY PAYABLE - LIVE       $20,089,068      163,237    $20,252,305


COMMON STOCK                           59,200                      59,200
RETAINED EARNINGS                  (9,416,274)   5,365,128     (4,051,146)
TOTAL EQUITY                       (9,357,074)   5,365,128     (3,991,946)

TOTAL LIABLITIES AND EQUITY       $10,731,994   $5,528,365    $16,260,359

                                            0           (0)            (0)

INVESTMENT INCOME/(LOSS) - VCL                  $5,501,799
INTEREST INCOME


MANAGEMENT FEES
MISC./OTHER                                        136,671

INCOME/(LOSS)                                   $5,365,128

NOTES
The income statement includes VCL/CAROLCO Communication GmbH activity for the seven months ended JUNE 30, 1995.
The receivable balance from VCL GmbH represents the JUNE 30, 1995 balance.